CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1
U.S. Physical Therapy, Inc.
Conference Call Transcript
May 8, 2025 10:30 am ET

Operator:
Good day, everyone, and thank you for standing by. Welcome to the US Physical Therapy First Quarter 2025 Conference Call. At this time, all participants are in a listen-only mode. After the speaker’s presentation,  there will be a question and answer session. In order to ask a question during the session, please press the star (*) key followed by the number 1 on your telephone. Please be advised that today’s conference is being recorded. If you require further assistance, please press star (*) then zero. I now like to turn the call over to Chris Reading, Chairman and CEO. Please, go ahead sir.

Chris Reading:
Good morning, everyone, and welcome to our US Physical Therapy First Quarter 2025 call. With me, as usual on the phone this morning, Carey Hendrickson, our Chief Financial Officer; Rick Binstein, our Executive Vice President and General Council; Eric Williams, our President and Chief Operating Officer; Graham Reeve, our Chief Operating Officer West; and Jason Curtis, our Senior Vice President, Finance, and Accounting. And before we start the call today, I’ll ask Jason to cover a brief disclosure, and then we’ll get going.

Jason Curtis:
Thank you, Chris. The presentation includes forward-looking statements, which involves certain risks and uncertainties. These forward-looking statements are based on the company’s current views and assumptions. The company’s actual results may vary materially from those anticipated. Please see the company’s filings with the Securities and Exchange Commission for more information.

This presentation also contains certain non-GAAP measures as defined in Regulation G, and the related reconciliations can be found on the company’s earnings release, and the company’s presentations on our website.

Chris Reading:	Thanks, Jason. So, I’m going to do this call this morning a little bit differently than I generally do. I’ve done this a few times. Rather than read prepared remarks, I’m going to walk through this in a little bit more fluid way. I think I could tell the story a little bit better. So, if you hang with me.

We started this quarter out and we had some tough weather to begin, and by the end of it was still the best first quarter on a visit per clinic per day perspective that we’ve ever produced, and that was against the year last year which was very strong. Nine out of last year’s 12 months were the highest months that we’ve ever experienced. So, January, again, little slower than we would have liked at 29.4, moved up in February, still weather impacted unfortunately at 31.4. Then we finished really strong in March at 33.2 visits per clinic per day, and that really has continued as we’ve gone forward. Remember, for us, Q1 is the lightest volume quarter typically of the year.

I want to talk a little bit about Metro Physical Therapy for a minute. I just got back – I spent last weekend  with the Metro Team. Metro’s our largest acquisition that we completed in November. They had a similar visit progression. I just mentioned it just because they’re our biggest partnership now. It started out a little slow in January, 44 visits per clinic per day, still outstanding. By the end of March, we’ve finished at around 50 visits per clinic per day there. Again, I mentioned that I was with them this weekend. They had an annual leadership team meeting that they do, an offsite meeting, and I was able to go and spend a few days with the team. I’ve met the executive team and spent a lot of time with them, and of course, Michael Mayrsohn. A lot of time with him. Got to meet the rest of the folks, 80-some people running their clinics and supporting those facilities. People like Dan, and Phil, and Joe, and Rachel, Jim and Melissa, John. On the operation side of things, Victoria who did just a phenomenal job with this meeting. I came out of that meeting just so impressed and encouraged at the talent, and the team, and the mentorship, and the leadership, and just the direction of that partnership -- just really, really strong.

Another thing I’ll call out for the quarter, you know, when you look at our numbers, Carey’s going to go over them in good, vetted detail. Our margin for the quarter was okay, but if you look at our margin progression particularly where we ended up in March, March was a 21 day month for us this quarter, average month over the course of the year. We ended up with a nicely above 20% margin in March, and we’ve got to continue that. We’re working very hard with the Ops team, and directly involved with the Top 40 partnerships. I’m trying to move the needle directionally where we need to be. You guys are familiar with the headwinds that we’ve faced. We’re making progress, we expect to make even more progress. I feel better about that than I have in some time.

From the rates side, our team’s been really busy. They’ve done a really good job. We’ve got rate up nicely over $2.00 a visit despite the Medicare rate cut this year which is about 2.9%, and when you look at the aggregation of those rate cuts beginning in 2021 – so this is our fifth year of reductions.  The accumulated reductions if you apply it to our revenue this year of Medicare business, it’s approximately $20 million profit impact. And even with that, we’re finding a way to grow. It’s taking us some time obviously, these  are happening every year, and we believe this will be the last year. They’re not easy to overcome, and yet we’ve been making progress. Our payor contracting team has done a wonderful job. Our work comp focused contracting group - Carey will cover those details - have done just a wonderful job, and we’re working with a new group that really has helped give us some intelligence on a market-by-market, city-by-city, even clinic-by-clinic basis. I just want to give a shout out to them, the team of Payorology, Mitch and his team, a wonderful job for us and with us, helping to address some of these market challenges, and we are making progress. So, I’m very encouraged by that.

This quarter Adjusted EBITDA is up 16.5% again in spite of this headwind. And again, the first quarter, not usually our best quarter. In fact, it’s usually our lightest quarter. So, we’re ahead of where we thought we would be largely on the performance of March, and we continue to see a great deal with volume and demand as we look forward.

On the injury prevention side, I can’t say enough about that group, and when we talk about injury prevention in general, we generally talk about it as a unit. We really have two partnerships within that section of our business, and remember, we started this with a very, very small acquisition of one of our teams back in early 2017.  You know, this has grown dramatically over the years. This year, again, coming off a great year last year. I didn’t get a chance to look it up this morning   but we grew somewhere in the mid-20s on a revenue and in similar profit basis. This year revenue up for this quarter, revenue up quarter over quarter, year over year 29%, profit up the same. Our growth is both organic, meaning existing clients but new locations. That part of the business has been very strong. Last year we had an acquisition which has done well, and that’s been part of our story over a period of time. And then both of our partnerships, and I’ll just give a shout out to the second of our more recent acquisitions in the injury prevention subset. You know, we started out and this is going back a few years, I think in late 2022, we did the deal and if my memory’s right, and we just at the outset lost a fairly large auto manufacture contract. We backed up to begin which is always a hard way to start. The team has really demonstrated a lot of grit and tenacity, and that’s paying off over time. And we recently added some really large contracts. We have another one that will come on sometime soon, waiting to sign – we’ve gotten verbal on it with a fantastic company, lot of locations. Really, really, good competitive process, and so, they are making great things happen as well. And even though we added in the fourth quarter a large auto manufacturer contract, the product margins down a little bit just because margin’s a little tighter on that subset of the business. Even with that, our margins were really pretty good this quarter across that entire injury prevention front.

On the development side of the business in the quarter, we got another nice outpatient deal done this March  in the State of Wyoming. Really high net rate state with a great partner, so we’re excited about that. We also just announced a most recent acquisition, again with the Metro Team. We got to meet James. James leads a group that’s involved in delivery of care at home, which is something that Metro did historically, and that we’re introducing to our partners across the country. And so, we’re excited about that acquisition. Additionally for the quarter, either in the combination between the acquisition in Wyoming or the organic openings, we added 14 centers this quarter, which is a good start for us for the year and that’s in clinics that have a lot of opportunities as we go forward. We’ve got a number of deals in diligence right now, and we’re hopeful that those will all get across the finish line and make for a good year to come.

It wouldn’t be right if I didn’t -- and I should have started out this way --  I want to thank our team, our partners, our clinicians around the country, people that provide care, who do such a phenomenal job. Truly, I talk about it. To those of you who haven’t ever, you’ve been lucky enough not to have ever had a serious injury, when that happens to you, your world kind of goes upside down. Our clinicians are in the clinics every day an hour or so at a time with our patients and do well over six million visits this year. A lot of interactions. You know, they’re helping these people get their lives back, and they’re doing just a phenomenal job. Our demand wouldn’t be as high as it is without that, so I need to thank them. I need to thank our operations team and our support groups, and again, contracting and work comp, and just all the groups working together: our IT infrastructure team in Houston who are doing so many things. There have  been more years with headwinds than I can remember in a long time, and yet they’ve found a way to stay focused and to deliver for our partners, and our partners to deliver for our patients, and they’ve just done a phenomenal job. So, despite the obstacles, we know we have more work to do. We’re on it though. I’m encouraged. For some of you guessing that you would expect and hope for us to up the guidance, I’m hopeful that we’ll get there. I’d like to get a couple more months under our belt before we do that. Clearly, we know we’re ahead of where we projected our own internal numbers to be at this point. Give us couple more months to get comfortable with what that looks like and where that’s headed, and hopefully we’ll be back sometime either before or by the second quarter and give you a reference point and guidance.

That concludes my comments. Carey, if you would, go ahead and cover the financials in a little bit more detail.

Carey Hendrickson:	Sure, will do. Thank you, Chris, and good morning everyone. Like Chris, I was really encouraged by our performance in the first quarter, particularly how we finished the quarter. It really sets for the foundation, I think, for a good year to follow. So, I’m really pleased about that. After some headwinds to start the year from weather – which is normal in the first quarter -- our volumes really picked up nicely. We had a rate increase from the fourth quarter despite the Medicare rate reduction that went to effect at the beginning of the year. Our IIP business continues to grow at a double digit rate even before acquisitions. Our EBITDA increased by $2.8 million over the prior year. And then, using minority adjusted revenue to align with our adjusted EBITDA which is also after minority interests, our adjusted EBITDA margin improved from 13.2% in the first quarter of ‘24 to 13.7% in the first quarter of ‘25. So, all in all, I think a really positive start to the year.

Our average visits per day in the first quarter were a record high for any first quarter in our history at 31.4. We lost about 26,000 visits due to weather in the first quarter, a good chunk of that was in January. About 16,000 in January, about 9,000 in February, and then just a smattering in March, but the underlying volume in the business was strong. So, our average daily volume has picked up really nicely as we got on the other side of the weather event in the early part of the first quarter. So, then our average visits per day grew from 29.4 in January to 31.4 in February, and then 33.2 in March.

Our net rate for the first quarter was $105.66. That was a really good mark particularly when you think about the fact that we have the Medicare rate reduction that went to effect at the beginning of the year. That was almost 3% - 2.9%. So, our net rate was $2.29 per visit ahead of the first quarter of last year, and it was $0.93 ahead of the fourth quarter of last year even with that Medicare rate cut at the beginning of this year. So, with that as the backdrop, we feel particularly good about our increases versus the first and fourth quarters of last year in net rate.

We continue to benefit from our strategic priority of increasing reimbursement rates through contract negotiations with commercial and other payors, and then also our focus on growing our worker’s comp business. As Chris noted we put a lot of effort into building our worker’s comp through the last couple of years, and we’re really starting to see that come through. We’ve seen a really nice progression of workers’ comp as percent of our revenue mix. In the first quarter of ‘23 going back two years ago, workers’ comp was 9.3% of our revenue mix. It moved up to 10.0% in the first quarter of last year, and then this year, in the first quarter, it was 10.9%. That’s the highest that’s been since 2020, so we feel really good about how that’s coming along. We’re also of course focused on maximizing our cash collections through improvements in our revenue cycle management, and then we’re going to remain focused on the rate enhancing initiatives of course throughout the rest of the year.

Our physical therapy revenues were $156.4 million in the first quarter of 2025, which is an increase of $22 million or 16.4% in the first quarter of 2024. That was driven by our higher net rate and the acquisitions that we’ve completed since the first quarter of last year, particularly our November 2024 acquisition Metro which Chris noted, which added almost $17 million of revenue to our first quarter.

Our physical therapy operating costs were $130.9 million, which is an increase of $20.6 million over last year, that’s about 18.6%. Our salaries related cost per visit was $63.53 in the first quarter of ‘25. That was up 3.4% from $61.42 in the first quarter of ‘24. However, if you look at it on a comparable basis excluding our 2024 acquisitions, which happened to have a higher average salary and related costs per visit than the rest of our company, the increase was just 1.4% over the first quarter of last year. So, a more modest increase when you look at that on that basis.

Our total operating cost, with a similar story, they were $89.28 per visit, compared to $85.50 in the first quarter of last year. That was an increase of 4.4%. If you exclude the acquisitions, the total operating cost per visit increased 3%. So, that was also a more modest increase when you look at it without the acquisition.

Our physical therapy margin was 16.3% in the first quarter of 2025, which compared to 17.9% in the first quarter of last year. As Chris noted, their  margin was north of 20% in March, which was really nice to see.

Our IIP team produced excellent growth again in the first quarter. Chris noted they were up 28.8% in revenue over the last year, 29.1% up in operating income over last year. If you exclude the IIP acquisition that we had in the second quarter of 2024, our IIP revenues were still up 15.1%, with our gross profit at 13.1%. And then our first quarter industrial injury prevention margin was 20.4%, which is the same as it was in the first quarter of last year. So, another really, really, good start of the year for IIP. Our corporate office costs were in line for the first quarter of ‘25. They were 8.8% of our net revenue which is down from 9% of revenue in the first quarter of last year, and our operating results were $7.3 million in the first quarter of 2025, which compared to $7.7 million in the first quarter of ‘24.

Our balance sheet continues to be in an excellent position. We have $129.4 million of debt on our term loan, with a swap agreement in place that places the rate on that term loan at 4.7%, a very favorable rate. That rate will extend through the middle of 2027. And then in addition to the term loan, we have a $175 million revolving credit facility, which had just $28 million drawn on it at March 31 of 2025. Our cash balance at the end of March was $39.2 million, and acquisitions will continue to be our primary focus of capital allocation, and our capital structure is well positioned for it. So, as I noted at the beginning of my remarks, we feel really good about our first quarter results, and we're very hard at work executing on our plans to grow revenue and EBITDA in 2025 and beyond.

And with that, I'll turn the call back to Chris.

Chris Reading:	Yes. Thanks, Carey. Great job. Operator, let's go ahead and open it up for questions.

Operator:
Thank you. At this time, if you would like to ask a question, please press the star (*) and one (1) on your telephone keypad. You may remove yourself from the queue at any time by pressing star (*) two (2). Once again, that is star (*) and one (1) if you would like to ask a question, and we'll take our first question from Joanna Gajuk with Bank of America. Your line is open.

Chris Reading:	Hi, Joanna.

Joanna Gajuk:
Hi, good morning. This is Joanna Gajuk. Hi. How are you? Thank you so much for taking the question. So, I guess maybe first the question on mature clinic revenue is actually down year over year. So, what was the volume inside that negative number? It sounds like it was negative because it sounds like pricing was positive. So, how much, I guess, was the weather in that number, which I guess gave some stats, and I assume there's calendar impact in total revenue as well like one fewer day. So, can you walk us through that? Thank you.

Chris Reading:	Yes, let me go ahead and start. Carey, you can fill in the gaps.

Carey Hendrickson:	Yes, go ahead.

Chris Reading:	So, we got hit particularly hard. We always have weather in the first quarter. We got hit particularly hard in some of our really long-established, largest partner markets like Nashville where we have close to 80 service locations. North Texas and really all of Texas, we had a week of weather that was just very uncommon for us, extraordinarily cold and winter weather. And so, in some of those markets, we were down for multiple days, closed in a row, either without power or without people being able to reliably come to the facility. So, that had the biggest impact. Our demand particularly remains high. We expect that to bounce back with demand both in March and forward. That was really a good indicator of what we think this year could look like. Obviously, we have to deliver on that, but not particularly concerned about demand right now.

Joanna Gajuk:	Okay, because I want to ask – oh, yes. Go ahead, Carey. I don't know. Did you have any…?

Carey Hendrickson:
No. I'm just saying I agree, nothing to add really. It was a lot of the weather impact that we had in the first quarter happened to be at our mature clinics, and that's what caused that to be a little weaker than the rest of the group.

Joanna Gajuk:
Okay. And I guess staying on the topic of volumes and I guess as it relates to economy, so it sounds like based on this March stat, it doesn't seem like you're seeing anything right now, but can you remind us how in the past your business has gone through an economic downturn? It seems like market is worried a little bit about that.

Chris Reading:	Yes. There's definitely talk about whether and if we dip into a recession. The thing that we would point to is back in 2008, 2009 timeframe where it was very difficult. We made some adjustments then. We have a playbook from that point in time on what we did ahead of that to get us through that period, and we had, again, significant earnings growth. We had a little bit of an impact on our same store volume. We were negative, and this is going back a long way, so from memory, a couple percent maybe on same store, but we continued to acquire facilities. We continued to grow. We continued to make improvements in the business other places, and we really positioned ourselves by doing some things within our sales team to come out of that in a really strong fashion. So, not saying that any of it is easy. I would rather us not face a recession. We don't know whether we will or not, but I think demand is pretty significant right now. Staffing continues to be a bit tight, and so I think we'll be okay, but we have a playbook. We've been there before, and it's been dusted off.

Joanna Gajuk:	To your point on staffing, would you say that there will be expectation for staffing to get a little bit better if there is an economic slowdown? Have you seen it in the past?

Chris Reading:	I'm sorry, I missed the word. An expectation on what, Joanna?

Joanna Gajuk:	In a recession, yes. In a recession, would staffing be better? Are those easier for you to staff as an offset to volumes?

Chris Reading:
Yes. I mean, hard to say. Different times, different reasons, different economy, even. Look, I can't accurately say whether we're going to dip into something or not, and then for me to try to predict what staffing will be like in that period, generally speaking, when there's a downturn, people belt tighten. We didn't, interestingly, in the last what you would call major recession, we kept everybody intact and we were able to grow through it. There was more availability of people the last time through, whether that will hold true this time or not is anybody's guess but I think we're in a pretty good spot right now.

Joanna Gajuk:	Great. Thank you. I'll go back to the queue. Thank you.

Operator:	Thank you. We'll take our next question from Benjamin Rossi with JP Morgan. Your line is now open.

Benjamin Rossi:
Great. Thanks for taking questions. So, just thinking about the IIP outperformance, certainly a bright spot there with both revenue and gross profit, up nearly 30% while your gross margin remains intact year over year. What are you seeing as some of the drivers within that segment? And in thinking about that segment more broadly with your interest in IIP, how would you describe some of the growth vectors across that space in terms of volumes and rates? And then what do you see as the potential runway then within IIP?

Chris Reading:
Yes. Ben, those are all great questions and I'll do my best but IIP is a little bit hard for me to answer in terms of what the universe looks like. I can break out that because we report it, what kind of our organic non-acquired revenue is and there's a good part of the business that continues to be fueled by that. What underpins that is really the fact that it works. These companies that bring us on - a new company, let's say, they usually give us the worst problem and our team is able to deliver a result which is generally around injury prevention and a measurable reduction in reported injuries which helps on their work comp, insurance rates and claims, keeps people at work, employees are happier and healthier. There's a pretty significant return in terms of what they pass and what they're saving.

Then we get their next two or three worst issues, sites, locations and then it goes from there. So, there's a good healthy organic element. I don't know that there are massive – I mean, in some of these contracts and it varies, and it varies enough that on the rate side that it isn't uniform, and I'm not able to give you just a completely uniform answer. Where we can, we build in rate escalators and where the processes are really competitive. These contracts go for a year at a time and then have renewal provisions and they're very sticky so they tend not to go away very rarely unless there's a big economic or big section of the economy which is impacted or the company is impacted in some kind of way. And then we negotiate over time, increases, as we need to, and by and large, you've seen our margins be relatively steady in there with some mix adjustment for the auto industry, which tends to be much larger customers, much larger footprint in terms of number of employees, and larger magnitude in terms of contract dollars but slightly smaller margin there. The margins have been pretty steady.

Then we look at the entirety of the market, that's where it gets a little murky because majority of the companies out there aren't doing this yet. Many are. Many good companies that we've been with for a long time are. Many companies aren't. And it's not like the same universe where you can count how many outpatient physical therapy clinics there are and estimate the size of the market. This is a little bit different, and I think there's more of a greenfield opportunity that exists in this business than exists in a lot of places. Less on the acquisition front probably, less companies, potential companies to acquire, but certainly more greenfield opportunity in part because it works.

Benjamin Rossi:	That makes sense. I certainly appreciate the commentary. Just a quick follow up there. On the rate escalators, do those contain automatic inflation adjustment? Just as a clarification.

Chris Reading:
Yes, I can't tell you whether I know for sure or not. I don't know that they're indexed against an inflation index, per se, or whether they're fixed dollar adjustments. We can follow back up and see. Again, I'm not suggesting either that that's a preponderance of our contracts that are out there in the injury prevention side that have automatic escalators. I think there are probably a lesser amount of those than just having to renegotiate once you've proven yourself.

Eric Williams:
Chris, that's right. Yes, this is Eric. The escalators there are not based on an inflation index. There's percentages that are added into some of those contracts, and they are renegotiated as those contracts do come up, and we certainly take a look at cost structure at that point. Certainly with a lot of these relationships that we have with employers, distribution companies, the folks that are driving the injury prevention business, there's a lot of product line expansion, service line expansion that happens. So, as that comes up real time, we have an opportunity to sit there and adjust pricing to take some of those other things into consideration.

Benjamin Rossi:	Great. I appreciate the additional commentary there. Thank you.

Chris Reading:	Thank you.

Operator:	Thank you. We'll take our next question from Brian Tanquilut with Jefferies. Your line is now open.

Brian Tanquilut:
Hey, good morning, guys. Congrats on the quarter. Chris, I appreciate the candid prepared remarks – candid remarks instead of prepared remarks. So, maybe as I think about the improvement that you see in the business here, do you think this is just durability of demand that you're seeing and the fact that you're driving a little more productivity out of your clinicians, and recruiting and retention is stabilized, is that a good way of thinking about where you think the business is inflecting from at this point?

Chris Reading:
Yes. So, I think, again, demand is strong. Recruiting, we've made a lot of investments in, and our partners are focused on it along with our corporate support team. Those investments, I think, we're seeing begin to pay off. We've also invested in school relationships, and bringing value-added programmatic things to the PT schools, and therefore, to students. We focused hard on our student internship program, and making sure that our partnerships and our locations are plugged in the right way because that's the farm team as it is for new potential hires. So, all those things working together for us right now. Again, teams worked hard at it. It's not been one particular thing, it's still not easy, but it's moving in the right direction.

Brian Tanquilut:
Got it. And then, Chris, just curious what you're hearing in terms of – I know you're very involved in lobbying for the industry, so just curious what you're watching for in terms of potential positives there, or as you try to get the physician payment rates pushed higher.

Chris Reading:
Yes. So, we've spent a lot of time – when I say “we,” there's an organization that I have been involved in starting about 10 years ago which I helped create called Alliance for Physical Therapy Quality and Innovation, kind of a mouthful, but APTQI, and along with the APTA and other groups, including groups within the AMA or the AMA itself, we've been spending a lot of time in Washington. We've had a lot of congressional dinners, most recent of which was with Susan Collins a week or so ago. I was up there just a few weeks ago where we had about a dozen meetings, particularly with key congressional members in key committees.

And I can tell you uniformly, everybody  that we've talked to really in the last couple of years sees that these cuts that were put upon us were somewhat of a mistake, as a part of the code set that they thought they were extracting savings from orthopedic surgery and physical medicine procedure-based folks. We got caught up in that as a bit of an afterthought, been really a significant negative impact. Nobody we've talked to, Brian, in a long time thinks that those should have happened, or given the fact that they can't and haven't undone it, that they should continue.

We have a couple proposals right now. We have a bill which we know is a saver, which is called the SAFE Act. It helps with balance and fall prevention screening among our seniors as part of their annual health benefit. There is a program in the state of Maryland called Equip, which is in conjunction with CMS. That program utilizes physical therapists the same way the Department of Defense utilizes PTs. In those circumstances, both in Maryland and DOD, PT is in charge of the musculoskeletal case. Not an orthopedic surgeon, not a primary care doctor, but the physical therapist. What we're finding with tens of thousands of patients in the state of Maryland, the early results really were coming up on a year here pretty soon, is that there's a 10% to 15% case savings when a physical therapist manages the case. We're not talking about just PT savings, we're talking about the entirety of the case. So, it's large dollars.

And I know I haven't done the math personally, but our Liberty Partners group, our lobby group, has estimated that if you took the results from Maryland, this will take a while for us to get traction with this, but we have a good study right now where if you took that Maryland result and you spread it to all 50 states, it would be enough, approximately enough, to pay for the proposed physician fee schedule fix with the medical economic index adjustment factors, which is about a $100 billion spend, and that's just what musculoskeletal savings alone.

So again, we're spending a lot of time on it. My brothers and sisters at APTQI, they've devoted a lot of time, money, and resources to bear, and we're all very focused on it. CMS obviously doesn't come out with their final rule or their proposed rule, I'm sorry, until middle of July, so we have a little time to wait. But I'm hopeful that this is in the rearview mirror, and we get to something that's more reasonable because it's not sustainable, frankly, and they're picking on the wrong people, unfortunately.

Brian Tanquilut:	I appreciate that, Chris. Thank you so much.

Chris Reading:	Thanks, Brian.

Operator:	Thank you. I'll take our next question from Larry Solow from CJS Securities. Please go ahead. Your line is now open.

Larry Solow:	Great. Thanks. Thanks for all that color on the pricing there too, Chris. Let's hope that all holds up. And forget just being flat, you get some actual benefit this year.

Chris Reading:	Thanks, Larry.

Larry Solow:	Yes, absolutely. On the commercial side, obviously, I think your overall rates were up a little over 2% this quarter, and that was about approximately 1% headwind, I guess, on the – from Medicare so just can you Carey give us a little more color on that. I guess, commercial was up over 3% this quarter. Is part of that due to the worker’s comp or anything? I mean, any more breakdown would be great.

Carey Hendrickson:	Yes, I appreciate it. Yes, we had a nice increase in commercial, it was up about 2%. Worker’s comp rate which we’ve been working on at the same time as visits, that was up actually about 10%. That rate was up that much over the 1st quarter of last year and up about 3% or 4% over the 4th quarter of 2024. We really saw a really good movement there on rate in worker’s comp. Commercial was up, like I said. Our Medicare was very stable. Actually, it was up just slightly. It was up slightly despite the 2.9% Medicare rate reduction so that was a good place to be too, so really just overall strength in the rates. Yes, so I hope that helps.

Larry Solow:	Yes, absolutely. Just come back to the volumes and the business per day obviously, very strong on an average basis and I guess some of that benefit is due to the closing of some underperforming clinics last year. On an apples to apples basis, was same clinic volume, I guess, down year over year, sound like a little bit?

Carey Hendrickson:	Yes.

Larry Solow:	Although, it obviously kind of inverted from a slow start to a positive in March and April, it feels like. Is that a good way to read it?

Carey Hendrickson:	Yes, it is. Yes, same clinic growth affected by the weather, more so than the rest of our business and that – so that was down in January and then again in February but then was positive in March from a volume perspective and kind of things settled out in March and I think we’re going to be in a better – we’re going to be in a really good place for that for the rest of the year, I think, on our mature clinics from a volume standpoint.

Larry Solow:	So you still believe you’ll grow, same store volume for the year?

Carey Hendrickson:	Yes, I do believe we’ll grow same store volume.

Larry Solow:	Right, and I imagine March, I don’t know March but April – March volumes were up on the same center basis like - I gather. Okay. Then, on the margin side of things, so you had a really nice progression that you mentioned through the quarter. I guess, the year we decline is that driven more but it feels like more by the acquisitions you required some lower margin, a little bit lower margin stuff on the acquisition part and maybe does the – as Joanna mentioned, does the leap year and the one less day, does that maybe hurt your revenue more than your cost or is there any – is that skew your numbers at all?

Carey Hendrickson:	Yes, a little bit. I mean, we do have one less day of revenue in the quarter but the costs are relatively the same on a month to month basis, on the month to month basis so that’s impacted a little bit. I think the bigger piece of it is that we had some cost increase that came about the middle of last year and so we’re still absorbing that in the 1st quarter is…

Larry Solow:	Okay.

Carey Hendrickson:	…our – yes, so that kind of causes the margin to go down but like Chris said and I know that we were really encouraged by March and we’re focused. Believe me, margin is the focus for us and so we’re really working on – that’s why we’re working some – well, we do this anyway because it’s good business. We’re working on net rates, trying to continue to increase that and then stabilize our operating cost as well so that we can see margin growth from that net rate growth.

Chris Reading:	Yes, Larry , I would say…

Larry Solow:	I think you had mentioned - yes, go ahead please.

Chris Reading:	Yes, just real quickly. You know, particularly January and February, Metro which we acquired I think beginning November, Metro had particularly low margin, weather impacted months in January and February and bounced back in March.. And so certainly that acquisitions skewed the quarter a little bit. I expect that to stabilize as the year goes on but a little bit lower than our core.

Larry Solow:	Got you. No, that’s fair. Obviously, that’s a big piece of your business, relatively speaking. Chris, you had mentioned at the end of the year last, I guess, just about kind of putting a little more focus on removing some excess cost where you can across the clinics, I know it’s a – I’m sure it doesn’t happen overnight but any update on that kind of initiative?

Chris Reading:	Yes, we’ve taken a different approach here and, I mean, just because I’ve here for a long time and I know the partners pretty well, I’ve gotten directly involved with our Ops Team and we’re working our way through, should be done next week ahead of our Board meeting, but our top 40 partnerships, which make up frankly, roughly, 75% or 80% of our earnings and looking at the comparative set, a very important measure. So everything from volume, to rate, to rate per hour across certain employee subsets, growth in FTEs, productivity a number of things on all on one sheet, call with the partner – the reason we’re looking at 2021 is we came out of the pandemic that first year. Not that we we’re fully done with it but in ’21, and volume bounced to where it had been and we were nicely lean, not overly lean but kind of where we’re in shape where we should have been. And so we’re looking at a comparison over time then across our largest partnerships and we’re really getting an understanding, a bilateral understanding with our partners on what happened, what is, you know, what we can’t completely control, we’re kind of pushing aside but we’re focusing on what we can control and then we’re creating a plan with the follow up that’s either monthly or quarterly depending upon the nature and width and breadth of the opportunity and the amount of adjustment we need to make. And then we’re also looking at what we need to do from a corporate support perspective to help them better address whatever the issues are that need to be addressed. And so, this has become a very, very important exercise that, you know, I kind of call it “pulling on the rope.” We’re going to keep pulling on this until we get it to where it needs to be and we’re not going to let go until we get there. And so, everybody’s on board, the partners had been great, you know, it’s – but it’s a work in progress.

Larry Solow:	Got you. Okay, great. Appreciate all that color. Thanks.

Operator:	We’ll take our next question from Jared Haas with William Blair. Your line is now open.

Jared Haas:	Yes, good morning. Thanks for taking all the questions. Chris, you talked a little bit about the leadership meetings with the team at Metro in your remarks at the top of the call. I wanted to double click on that a little bit further, I guess. What were some of the biggest learnings that you picked up on maybe in terms of what’s working well with that business? And then, I guess, this is somewhat related to your remarks on the last question there, but I guess I’m wondering if there’s anything specific you picked up from them that could be translated across the other partnerships.

Chris Reading:	Yes, for sure. First of all, it’s just a great team, great leadership team, really a can-do group. I mean, you know, it’s easy when you have a lot of headwinds over a period of time to kind of succumb a little bit and do the woe is me thing, and I didn’t see any of that with them. They’re very focused on the growth plan. They have a very tangible growth plan in terms of acquired and organic openings. I was really impressed. Those names that I rattled off, their senior operating team and along with their exec team whose names I didn’t rattle, but who I know really well. I got to meet their senior leadership. The mentorship, the way they guide people back home, the stories and just the values, and the vision, and how it all comes together. No surprise that they’ve got some of the biggest clinics that I’ve seen, you know, anywhere. I mean, the visits per clinic per day right now are around 50. I mean, they’re doing a fantastic job. And they’ve taken kind of a cradle to grave approach, meaning everything from pediatrics all the way through to elder care and home care. We recently had a partner meeting that Eric and Graham pulled together and the team pulled together, and Michael Mayrsohn, who’s the founder and the CEO of Metro, was part of that along with some of our other large partnerships. And nice thing about our company is when it comes to care delivery and the kind of programs that are offered, they’re not all exactly the same because it really, really is determined by the partner and their experience and the community demand and where they were they see it fit. But Metro has done a great job on the home care side, which is a bit unique for us. They typically have PT, OT and speech in all their facilities, which is a little bit unique. We’re always PT, and sometimes we have OT, don’t generally have speech, so they’ve done well with that. And there definitely will be some tangible things that come out of that transaction that will be positive for our partners and that’s already begun. We just announced another home care acquisition just last week or in the last week or so. You’ll see we have more partners looking at that right now and seeing that opportunity and it can take a little time, but I think that’ll broaden our offering. But just really impressed with the people.

Jared Haas:	Got it. That’s great. And I think the home care opportunity tied nicely to my follow-up. And I think you’ve obviously talked about some of the capabilities that Metro had, but then thinking about expanding the homecare capabilities across the other partnerships as well. I guess just to put a fine point on it, what are you seeing that makes the home care opportunity attractive? Is that largely a function of sort of patient demand or it’s just a desire to get more and more care delivered in the home because it’s more convenient? Are you hearing from therapists maybe that they would like the ability to have a little bit more flexibility in their work environment versus sort of being tethered to the four walls of the clinic?

Chris Reading:	Yes, I think it’s a combination of all of that and not one thing. So it’s not me who thinks that we would rather perform care in the home. Most of these are I would characterize it different than from a convenience perspective because sure, if I can have somebody come to my house, that’s great. By and large, the people who can come to the clinic and are able to come, they come. And we can do, you know, a really fulsome job in the clinic with all the equipment that we need and the right resources and particularly from an equipment perspective, just a lot easier to deliver. Now there’s a subset of patients who can’t come in. Maybe they can’t drive yet, they don’t have a caregiver to bring them, they’re kind of homebound at least temporarily until their physical function improves. It’s those people that we can see in their home. Ensure there’s a subset, not a complete set, but a subset of our clinicians, of Metro’s clinicians who do this exclusively and they just want to really do home care. There’s another set that crosses over where they’re largely in the clinic providing care, but they’re able to do home care and make a little bit more money because we pay on a per visit basis. And so I just think it’s another point of, call it, flexibility that we need to be good at in order to meet people where they are and deliver care that we know we can deliver. We just have to be a little bit site-agnostic in terms of where we prefer to do it because sometimes there’s no other option. You either do it or you don’t. If you don’t, you’re missing part of the opportunity.

Jared Haas:	Got it. Makes a lot of sense. Thank you.

Chris Reading:	Yes, thanks for the question.

Operator:	Thank you. We’ll take our next question from Constantine Davides with Citizens. Your line is now open.

Constantine Davids:	Yes, thanks.

Chris Reading:	Good morning.

Constantine Davids:	Good morning, Chris. Maybe just following up on the last question. How do you deliver to the home profitably? Obviously, there’s more of a windshield or downtime issue with the clinicians. How do you kind of structure that with from a reimbursement standpoint to just sort of account for that?

Chris Reading:	Yes, well, I will tell you first of all that I’m not the expert, not yet. And, you know, we’re really relying on Michael and his team and looking at what they’ve done and the way they’ve structured it has nothing to do with windshield time. It has everything to do with just paying for a visit. You pay for that visit and you don’t have other costs involved. You’re able to do it in most markets in New York and particularly because they have a very high geographic index adjustment factor because of where they are and what costs are, so the Medicare rate is higher. And so the differential between, you know, what you’re being paid by the government and what you’re paying somebody, there’s definite margin there. You don’t have other costs other than maybe a laptop. And so it is margin. You know, it is accretive certainly and whether or not it’s exactly the same margin, it’s going to be profitable. And, again, these are people that probably you’re going to miss unless you do it because it’s not like they have a choice. Most of these people are kind of homebound, at least temporarily.

Constantine Davides:	Got it. That’s helpful. And then just another follow-up on IIP. I’m just curious, there’s certainly a lot of focus by this administration on bringing manufacturing home. Is that something you’re in dialogue with prospects or current customers in that business? To the extent you think that’s something that could move the needle in the next couple of years or is it still just too early at this point more theoretical in nature?

Chris Reading:	I could give you an answer that’s what I think, but it’s going to still be theoretical. So I would tell you that definitely certain industries, I mean, first of all, we’re going to have to see where all of this tariff stuff goes and even to the extent in the auto industry that the domestic providers who produce cars in this country still access significant part of the pieces parts they need to make the car here from other places. And I’m not sure how much of that honestly is going to change, as there are acutely different issues again for different industries. I think it’s a net positive over a much longer period of time. If you’re building an auto plant in this country, I’ve never done one. I don’t know, but, you know, it’s going to take years. And so I think some things will happen sooner than later, and I think it’s a net directional positive. But there’s a lot of puts and takes right now really around uncertainty of what is the trade policy and how does that affect us in the near term? I think longer term, the more we can do here, the better off we are. And I think that’ll help our business, frankly. You know, the people who are skilled at those jobs are aging just like the rest of our population, and with that, there’s wear and tear involved. And so again, to keep these folks as healthy as possible for themselves, meaning all the things they do at home in combination with what they do at work, really important to these companies. And I think people are beginning to recognize that more than they have historically.

Constantine Davids:	Are you seeing benefits from the IIP business on the outpatient clinic side yet? Or is that still just very early innings?

Chris Reading:	I think it’s early innings. Eric, do want to take that?

Eric Williams:	Yes, it is early innings, and we’re trying to do this a couple of different ways. One of the things that we’re really encouraged by is we finally, for the first time, really gotten into some government contracts. We really haven’t done that before. Obviously, taking any sort of government contract requires some additional reporting, just around some of the affirmative action reporting that needs to be done. And we have an applicant tracking system in place that allows us to do that. So historically, we’ve never chased that business before but that also now gives us a lot of opportunity with that government business we have coming in. It’s a lot of testing business, but funnel that down through our clinics. So that’s working pretty well. We’ve also reached out to our clinics, and there’s an opportunity for our clinics to strengthen and deepen the relationships that they have with employers in the market where they’re only providing work comp services, but the stickiness to that relationship would be much better if they had an opportunity to also bring more value through the offering of injury prevention services. So we have been working at a couple of markets where we knew some of our physical therapy partners had really, really strong relationships with employers, have been meeting with members of our industry, our injury prevention teams, both on the Progressive and Briotix side, and they’ve been able to get some really, really good meetings with those employers in the market that’s going to open up the door for injury prevention services, create more stickiness as it relates to that work comp injury business that would flow into the physical therapy clinic, and it also creates an opportunity for our physical therapy partners to profit from a commission perspective for the additional injury prevention revenue that’s generated on that side of the business. So, early innings but those meetings have gone really, really well, and we’re really looking forward to seeing that expand in 2025.

Constantine Davides:	That’s interesting, thank you. I guess one more for me. Your response to an earlier question around the physical therapist is, I guess, a gatekeeper. Aside from some of the government programs you mentioned, like the one in Maryland. Is that something you’re starting to discuss with commercial payers? I guess, more specifically, in terms of a less episodic reimbursement arrangement? Thanks.

Chris Reading:	Yes. You know, at best episodic care and pay for performance and outcomes, and all those things, have been discussed for a really long time. And yet, amazingly, even on the most simple basis with some payers, it’s still a challenge to be paid correctly, let alone to take it into an episode and think about sharing and cost savings and other things. A lot of people talk about it; we don’t see a lot of it, but I do think that this Maryland program, which again is all Medicare based, it’s in conjunction with CMS, and it’s with the most complicated population, really, that we see, and the results are really quite significant. So, I think that will give us some very tangible results to lean on to begin to have more interesting discussions with payers around maybe how to change and how to think about the model a little bit.

We do, all of us in APTQI, we believe that physical therapists are the right subset of health professionals to care for and lead, really, on the primary care basis, everything that’s musculoskeletal. These people are well-trained. They’re much better trained than, not to diminish primary care doctors’ role, but the range at which primary care doctors, the range of issues that they have to be versed in is just so significant. Musculoskeletal is what we do, and the training that we get, which is neuromuscular, musculoskeletally based, so much more than what these other physician subgroups get. It just makes sense.

So, there’s so much waste that happens. Waste in time, waste in procedures, waste in diagnostic imaging, things that happen are really quite unnecessary and very very expensive, and a lot of that – not all of it can be eliminated, because some of it is clearly necessary, but a lot of it can be eliminated if we had case control.

So, I think this will be a good way to open the door and look at really tangible results for an even healthier commercial population, and we’re beginning to have those efforts and those discussions, but we’re early innings.

Operator:	Thank you. Once again, that is * and 1 if you would like to ask a question. We’ll take our next question from Mike Petusky with Barrington Research. Your line is now open.

Chris Reading:	Hey, Mike.

Mike Petusky:	Hey, good morning. Hi.

Eric Williams:	Hi, Mike

Mike Petusky:	Hi. On Metro, one of the things that you guys called out, I think in the last conference call was, “Hey, we have some opportunity to maybe renegotiate some rates.” I was just wondering, has any of that started? Any anecdotal evidence that, “Hey, we actually are able to sort of move the needle there,” or is that still sort of to come?

Chris Reading:	Yes. Let me take a part of that, and it’s a part you didn’t – it’s related to that, but you didn’t ask, and then I’ll let Carey address the rate, because we have a schedule of things that we’ve gotten done, and then some that are soon to come. One of the nice things about Metro is - rate is going up already. The rate differential between where Michael and his team are able to deliver care and that we get. Compared to the private practices up there, it’s a massive differential. You know, $20.00 to $30.00 a visit difference. So, it’s given Michael and his team, now us, together with our resources, the ability, really, to press the gas from the development perspective, and do some of these acquisitions, these aquanovos, which are smaller practices, and even some larger practices that are profitable but just don’t have rate. Even with just where we are today, the rate lift is really significant. So, Carey, why don’t you take the real part of Mike’s question on what have we gotten done, and what we have to do yet?

Carey Hendrickson:	Yes. So, Mike, where we’ve gotten, you know, it’s a continual process, right? We go through contract negotiations, we get rate increases, but it doesn’t stop there. We come back and revisit those rate increases. So, I’d say it’s a – I don’t know that there’s that I could say it’s this much done or whatever, but we’ve been through a number of our largest contracts, but then we’re going back through him again. We have a schedule that we keep of our top 30 partnerships, and their top 5 payers, and we are very focused on that. Because that will catch a lot of partnerships as well because they’re across the country and in different areas too. But, we’re really focused on our Top 5 payers in our Top 30 partnerships, and making sure – so we’ve got to schedule that – that is what – this one is in process. This was the last time this one was done. You know, one of the more significant ones we have gotten done this year is Blue Cross Blue Shield of Texas, which should provide us with a nice little increase in that as we go throughout 2025.

Then, Chris talked about Metro. We’ve got some Blue Cross Blue Shield contracts with Metro that took effect on May 1. That should be a nice lift for Metro as well. So, focus on the big payers primarily, and then we have a – we’ve got this strategic negotiating group that’s two or three people that focus on the large payers, and then we’ve got a contracting team that also focuses on some of the more regional contracts, and local contracts, that they’re working on continually as well. So, hope that gives you some color as to how we’re approaching it.

Mike Petusky:	But Carey, specific to Metro. Aren’t we up – I don’t have it in front of me right now – a couple of dollars a visit? And then I know on May…

Carey Hendrickson:	Yes. Metro specifically…we have another big contract that’s going to kick in here in the next week.

Carey Hendrickson:	Yes.

Mike Petusky:	Okay, so you’ve seen a little bit of progress in that. Okay.

Carey Hendrickson:	Yes. Metro in the fourth quarter, their rate was $102.40, and it moved up to $104.50 in the first quarter, and it was actually at $106.00 in March. So, really good movement there, and that’s just from the renegotiations that have taken place, in the sense we move those contracts over to us and we continue to work there.

Mike Petusky:	Okay, great. A couple more semi quick ones, I guess. Chris, in terms of the conversations you’re having with top partnerships, I mean, how much interest is there in sort of adding on a home care PT, I guess, capability? I mean, is that something guys are excited about, or are they sort of looking at you sort of with a side eye saying, “That’s not really what we do.” Can you just sort of describe the reaction sort of how what Metro does, versus what the rest of your partnerships have done?

Chris Reading:	Yes. Well, let me kick it to Eric. Eric, if you would, not just home care, but cash-based programs. We had a partner meeting focused around additional revenue generating opportunities, and Eric can give you a complete answer on that, Mike.

Mike Petusky:	Okay.

Eric Williams:	Yes. The one thing we have, obviously visibility to, across the 125 partnerships, is some partners do some things really, really well. Others don’t do it as well. So, for example, we have partnerships out there who, just due to a very competitive market, have not really been able to control referral sources, getting referrals from physicians, and as a result of that, they really grew their practice by direct-to-consumer campaigns to the point where 95% of the referrals they have coming in the door are through direct-to-consumer marketing, significantly higher than any other partnership we have in the portfolio.

We have partners out there who have done a phenomenal job in terms of cash-based laser sales, laser treatment being a part of physical therapy, not reimbursed by insurance companies, but patients love it and are willing to pay cash for it. We've got a partner out there who generates significant revenue based on his team's ability to offer and utilize laser sales. We brought all these people in with their various successful programs and presented for a day and a half in the Houston market. I think we had, I don't know, 15 of our top 40 partners there to expose them to all these other things that we're doing across the country with different partnerships. People took away from that meeting different things. There were a lot of people that loved the laser approach from the standpoint that didn't really require them to go out and market at all outside the clinic. This is being marketed to the patients that are coming in every single day and taking advantage of the opportunity to use that laser sale.

There are some people that show an interest in homecare. I'll talk about that in a bit, but that's really hard to scale just saying, "Hey, I'm going to take my staff and we're going to take these people out of the clinic and I’m going to have them do a homecare business." I still believe that the best way for us to grow the homecare side of our business is to sit there – very fragmented industry, just like outpatient physical therapy is, but to target markets and start looking at acquisitions where you can offer that as part of a portfolio of services combined with what we're doing on the outpatient side.

We actually had a couple of other partners who have been very successful going into prisons and cash-based programs providing physical therapy services to prisoners. Every one of those communities has one of those. So, we presented a portfolio of things people take interest in. On the homecare side, I do think there's a lot of opportunity for growth there, and it's something that we'll probably look at, focusing on acquisitions to really help us grow that and then organic from there.

Michael Petusky:	Great. Last one, Chris. Just in terms of the outlook for pricing going forward relative to CMS, have you gotten back from legislators, Susan Collins or anybody else that you guys are talking to, "Hey, there's an awful lot going on in DC right now," and besides that, cost-cutting is what everybody's looking at, not looking for ways to pay. Essentially, this is just not going to get traction because there's so much going on and a bias towards cost-cutting, even though I know you explained your proposal would save money, et cetera. But I'm just wondering, do you feel like it's hard to get people's attention given the environment up there? Thanks.

Chris Reading:	Yes, no. Oh, I think it depends on the question. So, if you're asking me to handicap and to give you feedback on a permanent fix to the physician fee schedule, we know it's a $100 billion spend the way it gets scored.

Again, the longer we go this year, any kind of a fix, which would be a part-year fix this year and maybe relief next year to roll back the 2.9% that we're hit with this year, I’d give that a small chance. But Washington's pretty dysfunctional right now, there's a lot going on, there is a bias toward the cost side. But I think that aside, there's an appreciation for the fact that the system that we've been in, which requires budget neutrality, particularly overlaid in – I call it broadly, medical technology, which is advancing rapidly, where there are breakthroughs in certain areas, which are not cheap. In fact, they're very, very expensive, robotics and other breakthroughs across lots of different specialties. Those have to be paid for. So, to continually take from people in order to do the thing that's going to provide the best outcome is not sustainable. You're going to get providers, just like we have in many of our other companies who've said Medicare Advantage isn't going to work for us. You can't pass 60, 70, 80 cents on the dollar. We're not going to lose money on every patient.

So, there's an understanding that a lot of this stuff has to be retooled, I just don't think given the nature of our hits that we'll be in the crosshairs in the coming period. I can't even imagine that that's going to happen. So, longer term, there's a lot of stuff to figure out, and none of it's easy.

Michael Petusky:	Thank you.

Operator:	Thank you. We have no further questions in the queue at this time. I'll turn the program back over to our presenters for any additional or closing remarks.

Chris Reading:	Sure. Well, thank you, everybody. Those were good questions and hopefully what you found was good, honest, transparent discussion. And Carey and I are available later today and later this week, and we'll be at the Bank of America conference next week. So, we appreciate the opportunity to speak there to our shareholders, and just holler at us if you have anything that you want to go over as a result of today's call. Thank you and have a great rest of your week. Bye now.

Operator:	Thank you. This does conclude today's program. Thank you for your participation. You may disconnect at any time and have a wonderful day

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